Exhibit 99
[LOGO]		News Release
First Midwest Bancorp 300 Park Blvd., Suite 405 P.O. Box 459 Itasca, Illinois 60143-9768 (630) 875-7450
FOR IMMEDIATE RELEASE	CONTACT:	Donald J. Swistowicz (630) 875-7460 www.firstmidwest.com
	TRADED: SYMBOL:	Nasdaq FMBI
FIRST MIDWEST REPORTS RECORD RESULTS QUARTER UP 11.1% - SIX MONTHS UP 9.0% 2nd QUARTER 2001 HIGHLIGHTS:
o	Record EPS of $.50 vs. $.45 a Year Ago & $.48 Consensus
o	Record ROAA of 1.41% vs. 1.29% a Year Ago
o	Continued Net Interest Margin Improvement to 4.04% vs. 3.77% in 1st Quarter 2001 & 3.84% in 2nd Quarter 2000
o	Record Efficiency Ratio of 50.5% vs. 54% a Year Ago
o	Noninterest Income up 11% - Non Interest Expense Down 1.3%
o	Credit Quality Stable

ITASCA, IL, JULY 19, 2001 - First Midwest Bancorp, Inc. (Nasdaq: FMBI) today reported net income for the second quarter ended June 30, 2001 increased to a record $20.3 million, or $.50 per diluted share, as compared to 2000's like quarter of $18.6 million, or $.45 per diluted share, representing an increase of 11.1% on a per diluted share basis. (First Call's consensus estimate of diluted earnings per share for the quarter was $.48.) Performance for the current quarter resulted in a record annualized return on average assets of 1.41% as compared to 1.29% for the like quarter of 2000 and an annualized return on average equity of 17.7% as compared to 19.6% for the 2000 quarter.

For the first six months of 2001, net income increased to a record $39.6 million, or $.97 per diluted share, as compared to 2000's $36.7 million, or $.89 per diluted share, representing an increase of 9.0% on a diluted per share basis. Performance for the first six months of 2001 resulted in a record annualized return on average assets of 1.39% as compared to 1.29% for the like period of 2000 and an annualized return on average equity of 17.4% as compared to 19.7% for the 2000 period.

The reduction in return on average equity for the second quarter and six months of 2001 is attributable to an approximate $58 million increase in total stockholders' equity at June 30, 2001 over the year-earlier level resulting primarily from the significant improvement in the market value of the available-for-sale securities portfolio. As a result of such improvement, book value per share as of June 30, 2001 was $11.29 vs. $9.63 a year ago, an increase of 17.2%. The increase in book value occurred while First Midwest continued to repurchase shares of its common stock with 1.2 million shares being purchased since June 30, 2000, of which 665,000 shares were purchased in second quarter 2001.

During second quarter 2001 First Midwest continued to successfully execute its strategy of quality loan growth coupled with the expansion of its core deposit base in order to expand market share, reduce reliance on higher-cost wholesale funding and improve net interest margin. Total average loans increased by 7.0% during the first half of 2001 as compared to the 2000 period, while total average deposits increased by 3.3% for the same period. Average wholesale funding, meanwhile, decreased by $165 million, or 13.1% during the first six months of 2001 as compared to 2000's like period.

As a result of the successful execution of loan and funding strategies, as well as the series of recent Fed interest rate reductions, the net interest margin in second quarter 2001 continued to improve increasing by 27 basis points to 4.04% over first quarter 2001 and by 20 basis points over second quarter 2000. Since troughing at 3.61% in fourth quarter 2000, the margin has increased for the past two quarters to 3.77% in first quarter 2001 and 4.04% in the current quarter.

The provision for loan losses for second quarter 2001 totaled $4.1 million and exceeded net charge-offs by $1.3 million while that for first half 2001 of $7.5 million exceeded net charge-offs by $1.6 million. As a result, even as the loan growth described above was realized, the reserve for loan losses at June 30, 2001 was maintained at the level as throughout 2000.

Credit quality ratios improved at June 30, 2001, reversing the increase in such ratios seen at March 31, 2001. Thus, the ratio of nonperforming loans to total loans at June 30, 2001 improved by 7 basis points to .61% from .68% at the prior quarter-end, while net loan charge-offs to average loans decreased to .34% from .39% for the quarters then ended. As a result of the provisioning described above and the reduced charge-offs, the ratio of the reserve for loan losses to nonperforming loans increased at June 30, 2001 to 228% and represented the highest coverage ratio in the last two plus years.

Total noninterest income for second quarter 2001 grew by 11.0% over 2000's like quarter, following a 15.1% increase in the first quarter of this year. The year-over-year improvement occurred primarily in the major categories of service charges on deposits and other service charges and fees. Additionally, corporate-owned life insurance income increased by $565,000 resulting from both higher outstanding balances and improved earnings rates.

Noninterest expenses for second quarter 2001 decreased 1.3% from 2000's like quarter and followed a decrease of 5.5% experienced in the first quarter 2001. Year-over-year improvement for both the second quarter and the six month period was realized in virtually all major categories of noninterest expense and resulted in efficiency ratios of 50.5% for second quarter 2001 and 50.9% for the first six months, both representing record levels of performance in this key ratio.

Reviewing the strong performance for the six months just ended, the first half's 9% growth in diluted earnings per share exceeded the earlier provided guidance that suggested growth in the 7% range and equaled the 9% that had been expected in the second half of 2001. First Midwest continues to expect a stronger second half fueled by continuing (albeit at a moderated rate) improvement in net interest margin translating into improvement in diluted earnings per share in the $0.01 - $0.02 range in both the third and fourth quarters over the preceding quarter. This expectation continues to be qualified by the economic, monetary and fiscal uncertainties confronting First Midwest and the economy generally as expressed in the earlier provided guidance.

With assets of approximately $6 billion, First Midwest is the largest independent and one of the overall largest banking companies in the highly attractive suburban Chicago banking market. As the premier independent suburban Chicago banking company, First Midwest provides commercial banking, trust, investment management and related financial services to a broad array of customers through 71 offices located in more than 40 communities primarily in northern Illinois.

Safe Harbor Statement

Statements made in this Press Release which are not purely historical are forward-looking statements with respect to the goals, plan objectives, intentions, expectations, financial condition, results of operations, future performance and business of First Midwest, including, without limitation, (i) loan and deposit growth, net interest income and margin, wholesale funding sources, provision and reserve for loan losses, nonperforming loan levels and net charge-offs, noninterest income and expenses, and diluted earnings per share growth rates for 2001, and (ii) statements preceded by, followed by or that include the words "may", "would", "could", "should", "expects", "projects", "anticipates", "believes", "estimates", "plans", "intends", "targets" or similar expressions.

Forward-looking statements involve inherent risks and uncertainties, and important factors (many of which are beyond First Midwest's control) that could cause actual results to differ materially from those set forth in the forward-looking statements, including the following, in addition to those contained in First Midwest's reports on file with the Securities and Exchange Commission: general economic or industry conditions, nationally and/or in the communities in which First Midwest conducts business, changes in the interest rate environment, legislation or regulatory requirements, conditions of the securities markets, deposit flows, cost of funds, demand for loan products, demand for financial services, competition, changes in the quality or composition of First Midwest's loan and investment portfolios, changes in accounting principals, policies or guidelines, other economic, competitive, governmental, regulatory and technical factors affecting First Midwest's operations, products, services and prices.

Accordingly, results actually achieved may differ materially from expected results in these statements. Forward-looking statements speak only as of the date they are made. First Midwest does not undertake, and specifically disclaims, any obligation to update any forward-looking statements to reflect events or circumstances occurring after the date of such statements.

Financial Statements and Tables
Accompanying this Press Release is the following unaudited financial data:

o Operating Highlights and Stock Performance (1 page)

o Condensed Consolidated Statements of Condition (1 page)

o Condensed Consolidated Statements of Income (1 page)

o Selected Quarterly Information (1 page)

Press Release Available on Website

This Press Release and the accompanying unaudited financial data, as well as certain additional unaudited Selected Financial Information (totaling 3 pages), are available through the "Investor Relations" section on First Midwest's website at www.firstmidwest.com.

First Midwest Bancorp, Inc.	Press Release Dated July 19, 2001

Operating Highlights	Quarters Ended	Six Months Ended
Unaudited - Accuracy and Completeness Not Guaranteed	June 30,	June 30,
($s in thousands except per share data)	2001	2000	2001	2000

Net income	$ 20,291	$ 18,563	$ 39,615	$ 36,703
Diluted earnings per share	$ 0.50	$ 0.45	$ 0.97	$ 0.89
Cash earnings per share	$ 0.51	$ 0.47	$ 1.00	$ 0.92
Return on average equity	17.65%	19.62%	17.36%	19.73%
Return on average assets	1.41%	1.29%	1.39%	1.29%
Net interest margin	4.04%	3.84%	3.91%	3.90%
Efficiency ratio	50.46%	54.00%	50.89%	54.30%

Stock Performance	Quarters Ended	Six Months Ended
Unaudited - Accuracy and Completeness Not Guaranteed	June 30,	June 30,
2001	2000	2001	2000
Market Price, Quarters Ended
Quarter End	$ 30.85	$ 23.25	$ 30.85	$ 23.25
High	$ 30.85	$ 25.31	$ 30.85	$ 26.44
Low	$ 27.51	$ 22.25	$ 25.81	$ 21.00
Book value per share	$ 11.29	$ 9.63	$ 11.29	$ 9.63
Market price to book value	2.7	x	2.4	x	2.7	x	2.4	x
Market price to analysts' estimated 2001 earnings	15.66	x	N/A	15.66	x	N/A
Quarterly dividend declared per share	$ 0.20	$ 0.18	$ 0.40	$ 0.36
Shares outstanding, in thousands	40,090	41,055	40,090	41,055

First Midwest Bancorp, Inc.	Press Release Dated July 19, 2001

Condensed Consolidated Statements of Condition
Unaudited - Accuracy and Completeness Not Guaranteed	June 30,
($s in thousands)	2001	2000
Assets
Cash and due from banks	$ 181,709	$ 186,943
Funds sold and other short-term investments	23,623	26,261
Securities available for sale	1,843,645	2,164,297
Securities held to maturity, at amortized cost	96,810	45,558
Loans	3,372,754	3,201,708
Reserve for loan losses	(46,705)	(44,112)
Net loans	3,326,049	3,157,596
Premises, furniture and equipment	79,923	80,788
Investment in corporate owned life insurance	131,576	113,220
Accrued interest receivable and other assets	89,714	134,322
Total assets	$ 5,773,049	$ 5,908,985
Liabilities and Stockholders' Equity
Deposits	$ 4,162,607	$ 4,064,102
Borrowed funds	1,103,410	1,392,484
Accrued interest payable and other liabilities	54,319	57,240
Total liabilities	5,320,336	5,513,826
Common stock	455	455
Additional paid-in capital	77,495	81,370
Retained earnings	511,312	464,606
Accumulated other comprehensive income	(1,405)	(43,375)
Treasury stock, at cost	(135,144)	(107,897)
Total stockholders' equity	452,713	395,159
Total liabilities and stockholders' equity	$ 5,773,049	$ 5,908,985

First Midwest Bancorp, Inc.	Press Release Dated July 19, 2001

Condensed Consolidated Statements of Income	Quarters Ended		Six Months Ended
Unaudited - Accuracy and Completeness Not Guaranteed	June 30,		June 30,
($s in thousands except per share data)	2001	2000	2001	2000
Interest Income
Loans	$ 67,850	$ 68,893	$ 137,062	$ 133,428
Securities	31,033	35,597	64,269	70,302
Other	279	227	472	460
Total interest income	99,162	104,717	201,803	204,190
Interest Expense
Deposits	36,234	36,471	76,351	71,040
Borrowed funds	12,563	19,846	28,199	36,558
Total interest expense	48,797	56,317	104,550	107,598
Net interest income	50,365	48,400	97,253	96,592
Provision for Loan Losses	4,065	2,512	7,523	4,474
Net interest income after provision for loan losses	46,300	45,888	89,730	92,118
Noninterest Income
Service charges on deposit accounts	6,089	5,496	11,581	10,485
Trust and investment management fees	2,648	2,680	5,321	5,158
Other service charges, commissions, and fees	4,628	4,244	8,895	7,782
Mortgage banking revenues	--	1	--	406
Corporate owned life insurance income	2,019	1,454	4,287	2,877
Securities gains (losses), net	(2)	(49)	702	(57)
Other	1,887	1,733	3,409	3,616
Total noninterest income	17,269	15,559	34,195	30,267
Noninterest Expense
Salaries and employee benefits	19,097	19,593	37,535	39,132
Occupancy expenses	3,819	3,299	7,933	6,766
Equipment expenses	1,889	1,901	3,843	3,957
Technology and related costs	2,558	2,718	5,099	5,716
Other	9,356	9,689	17,402	18,762
Total noninterest expense	36,719	37,200	71,812	74,333
Income before taxes	26,850	24,247	52,113	48,052
Income tax expense	6,559	5,684	12,498	11,349
Net Income	$ 20,291	$ 18,563	$ 39,615	$ 36,703
Diluted Earnings Per Share	$ 0.50	$ 0.45	$ 0.97	$ 0.89
Cash Earnings Per Share	$ 0.51	$ 0.47	$ 1.00	$ 0.92
Dividends Declared Per Share	$ 0.20	$ 0.18	$ 0.40	$ 0.36

First Midwest Bancorp, Inc.		Press Release Dated July 19, 2001
Selected Quarterly Information

Key Financial Data
Unaudited - Accuracy and Completeness Not Guaranteed	Year to Date			Quarters Ended
	6/30/01	6/30/00	6/30/01	3/31/01	12/31/00	9/30/00	6/30/00
Diluted earnings per share	$ 0.97	$ 0.89	$ 0.50	$ 0.47	$ 0.47	$ 0.47	$ 0.45
Cash earnings per share	$ 1.00	$ 0.92	$ 0.51	$ 0.49	$ 0.49	$ 0.49	$ 0.47
Dividends per share	$ 0.40	$ 0.36	$ 0.20	$ 0.20	$ 0.20	$ 0.18	$ 0.18

Return on average equity	17.36%	19.73%	17.65%	17.06%	18.25%	19.10%	19.62%
Return on average assets	1.39%	1.29%	1.41%	1.36%	1.31%	1.30%	1.29%
Net interest margin	3.91%	3.90%	4.04%	3.77%	3.61%	3.66%	3.84%
Efficiency ratio	50.89%	54.30%	50.46%	51.35%	51.77%	51.96%	54.00%

Asset Quality
Unaudited - Accuracy and Completeness Not Guaranteed	Year to Date			Quarters Ended
($s in thousands)	6/30/01	6/30/00	6/30/01	3/31/01	12/31/00	9/30/00	6/30/00
Nonaccrual loans	$ 20,518	$ 19,838	$ 20,518	$ 22,453	$ 19,849	$ 20,313	$ 19,838
Foreclosed real estate	2,425	1,295	2,425	1,246	1,337	2,467	1,295
Loans past due 90 days and still accruing	5,187	6,009	5,187	5,339	7,045	6,217	6,009
Nonperforming loans to loans	0.61%	0.62%	0.61%	0.68%	0.61%	0.62%	0.62%
Nonperforming assets to loans
plus foreclosed real estate	0.68%	0.66%	0.68%	0.72%	0.65%	0.69%	0.66%
Reserve for loan losses to loans	1.38%	1.38%	1.38%	1.39%	1.39%	1.37%	1.38%
Reserve for loan losses to nonperforming loans	228%	222%	228%	202%	227%	222%	222%
Provision for loan losses	$ 7,523	$ 4,474	$ 4,065	$ 3,458	$ 1,995	$ 2,625	$ 2,512
Net loan charge-offs	5,911	3,007	2,781	3,130	1,951	1,688	1,384
Net loan charge-offs to average loans	0.36%	0.20%	0.34%	0.39%	0.23%	0.21%	0.18%